Exhibit 8.1

[Paul, Weiss, Rifkind, Wharton & Garrison LLP Letterhead]

212-373-3000

212-757-3990

February 11, 2011

The Reader’s Digest Association, Inc.
750 Third Avenue
New York, NY 10017

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel for The Reader’s Digest Association, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer to exchange (the “Exchange Offer”) $525,000,000 principal amount outstanding of Floating Rate Senior Secured Notes due 2017, which were issued by the Company in a private offering on February 11, 2010 (the “Initial Notes”) and were exempt from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of substantially identical Floating Rate Senior Secured Notes due 2017 (the “Exchange Notes”).

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter that is contained in this document.

The Company has requested that we render our opinion as to certain tax matters in connection with the Registration Statement on Form S-4 (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the Exchange Offer, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”).  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms.  In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any change in law or the facts regarding the Exchange Offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below.  We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, we hereby confirm our opinion set forth under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company.  This letter is not to be used, circulated or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  By giving such consent, we do not thereby concede that we are an “expert” for purposes of the Securities Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP